MEASUREMENT
  SPECIALTIES
-------

Press Release

                                   12/22/2004

            MEASUREMENT SPECIALTIES CLOSES ACQUISITION OF HUMIREL, SA

                       Frank Guidone, CEO - (973) 808-3020

             Boutcher & Boutcher Investor Relations - (973) 239-2878

FAIRFIELD, NJ, DECEMBER 22, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has closed its acquisition of the stock of Humirel SA ("Humirel") as announced on December 20, 2004. The purchase price was approximately 19 million Euro, or $25.3 million ($23.4 million at close and $1.9 million in deferred payment). Furthermore, the sellers can earn up to an additional $6.3 million if certain performance hurdles are achieved. Management shareholders received $476,000 of the closing consideration in restricted stock, or 20,000 shares.

Humirel (www.humirel.com), based in Toulouse, France, designs and manufactures humidity sensors and assemblies for automotive, heavy truck, HVAC and consumer products markets. End customers include several major European, US and Asian automakers, most major diesel engine companies and leading consumer HVAC and durable goods manufacturers.

ABOUT MSI

Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, tilt, flow and distance. MSI Sensors uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. The Consumer division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

About MSI. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, tilt, flow and distance. MSI Sensors uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. The Consumer division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

Measurement Specialties, Inc., 10 Washington Avenue, Fairfield, NJ  07004-3877,
USA